EXHIBIT 10.3

TEXAS CITIZENS BANK, N.A.

LETTER OF CREDIT # 116

TO

NATIONAL AGENCY OF NATURAL RESOURCES

TIRANA

National Agency of Natural Resources
Mr. Besjan Pesha
Executive Director
Bulevardi “Bajram Cum”
Biloku “Vasil Shanto”
Tirana, Albania

We have been informed that Sky Petroleum, Inc. has entered into a Production Sharing Contract for the Albania Blocks Four, Five and Dumre with the Ministry of Economy, Trade and Energy of Albania effective January 3, 2011 (hereafter “the PSC”) and understand that, according to the provisions of the PSC a Performance Guarantee is required.

We have been further informed that pursuant to the terms of the PSC Sky Petroleum, Inc. has undertaken during the First Exploration Period to carry out a Work Program in the Contract Area (all as described in the PSC) and in so doing to spend an amount of United States Dollars One Million, Five Hundred Thousand (US$ 1,500,000.00).

At the request of Sky Petroleum, Inc., we, Texas Citizens Bank, N. A., 4949 Fairmont Parkway, Pasadena, TX., 77504, hereby guarantee and undertake to pay you any amount or amounts not exceeding the sum of United States Dollars One Million Five Hundred Thousand (US$ 1,500,000.00) as the case may be, upon receipt by us of your first demand made in accordance with the claim procedures detailed below.

Your demand must be submitted by letter, and must be accompanied by:

●	Your statement stating that the principal is in material breach of its obligations under the underlying contract and the respect in which the Principal is in material breach

●
A copy of your notice to Sky Petroleum, Inc. (dated at least thirty (30) days prior to the date of your demand), informing Sky Petroleum, Inc. of a material breach of its Work Program obligations under the PSC, the nature and quantum of the material breach and of your intention to demand payment under this Guarantee if the material breach is not remedied within fifteen (15) days from the date of your notice; and

●	Your signed declaration stating that Sky Petroleum, Inc. has failed to remedy the material breach detailed in your notice by the date specified.

Any demand hereunder and the documents specified above must be received by us at our above address in accordance with the aforesaid claim procedure on or before the date of expiry of the Guarantee as described below, after which date this Guarantee will be of no effect whatsoever.

A demand submitted by facsimile transmission will not be accepted.

This guarantee shall enter into force on August 1, 2011 and shall remain valid until the earlier of (a) August 1, 2012 or (b) the date when the total amount of the Guarantee has been drawn or reduced as set out in the next following paragraph.

The amount of this Guarantee shall be reduced every month or three months, as agreed in between AKNB and Sky Petroleum, Inc. during the First Exploration Period by an amount equal to the sum spent by Sky Petroleum, Inc. on its Work Program obligations during such month or three months, such reductions to be effected in accordance with monthly or quarterly written statements issued by the National Agency of Natural Resources to Sky Petroleum, Inc., a copy of which shall be forwarded to us and we shall accept same as conclusive evidence for reductions of our engagement under this guarantee.

The Guarantee is personal to you and is not transferable or assignable (except with our prior written consent which is not to be unreasonably withheld.)

This guarantee is subject to the Uniform Rules for Demand Guarantees, ICC Publication No. 458, and to the extent not inconsistent therewith, shall be governed by and construed in accordance with Swiss Law, place of Jurisdiction is Zurich, Switzerland.

TEXAS CITIZENS BANK, N.A.

BY:   /s/ Tom Watson
TOM WATSON
REGIONAL PRESIDENT